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                                                                     EXHIBIT 4.9

                                                             English translation
                                                              For reference only

                    FOREIGN CURRENCY LOAN AGREEMENT (2002.ZH)

                  No.: 2005 Year Development Zone Zi No. 05013

Borrower: Wuxi Suntech Power Co., Ltd.

Enterprise Legal Person Business License Number: [illegible] He Su Xi No. 004890

Legal Representative: Li Yan-ren

Account Opening Financial Institution and Account Number: Bank of China, Development Zone Branch

Domicile: 17-6 Changjiang South Road, State High & New-tech Industry Development Zone, Wuxi

Contact: Tel: 0510-5343080; Fax: 0510-5343049

Lender: Bank of China, High & New-tech Industry Development Zone, Wuxi Branch

Legal Representative or Person In-Charge: Qi Bin

Domicile: 140 Wangzhuang Road, Wuxi City

Contact: 5216241

     Through equal consultation, the Borrower and the Lender reach a unanimous agreement upon the matters in relation to the Lender granting a foreign currency capital loan to the Borrower and enter into this Contract.

ARTICLE 1 CURRENCY AND LOAN AMOUNT

     The currency of the loan is US dollars.

     The total loan amount under this Contract is (in full-form characters) Two Million United States Dollars, (in short-form) USD2,000,000.

ARTICLE 2 TERM

     The term of the loan is six months, calculating from the drawdown date agreed upon by the parties to the last repayment date as agreed by the parties. If the drawdown date that the parties have agreed upon is a specific period, the abovementioned "drawdown date" refers to the commencement date of the drawdown period.

ARTICLE 3 PURPOSE

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     The purpose of the loan under this Contract is as follows:

     (1)  Capital turnover;

     (2)  ________________;

     (3)  ________________.

     Without the written consent of the Lender, the Borrower may not change the purpose of the loan.

ARTICLE 4 INTEREST RATE AND INTEREST CALCULATION

     The interest rate of the loan adopts the __first__ interest rate method below:

          (1) Adopting three months floating interest rate, and the interest rate is international market interest rate (LIBOR or HIBOR) for period of 3 months plus 150 percentage points, and the interest rate for this period is 4.23% per annum.

          (2) As an increase or decrease of ___% over ___month floating year term foreign currency loan interest rate as announced by the Head Office of Bank of China, and the interest rate for this period is ___% per annum.

          (3) Adopting a fixed interest rate, and the interest rate is ___% per annum.

     Interest of the loan shall be calculated from the date the Borrower actually draws down the loan, in accordance with the actual drawdown amount and the number of days elapsed on the basis of 360 days a year.

     For floating interest rate that adopts ___ months floating interest rate, at the conclusion of every ____ months since the effective date of this Contract, the interest rate for the next floating period is re-determined on the basis of the then ___ month floating ___ month period international market interest rate (LIBOR or HIBOR) or the ___ months floating ___ year term foreign currency loan interest rate as announced by the Head Office of Bank of China.

     The Borrower adopts the method in sub-clause ______ below in paying interest:

          (1) The Borrower shall pay interest once every quarter. March 20, June 20, September 20 and December 20 of every year shall be the interest payment dates. If the last repayment date of the principal of the loan is not an interest payment date, the Borrower must pay all the payable interest on the last repayment date of the loan principal.

          (2) Interest shall be paid every month; the corresponding loan disbursement date shall be the interest payment date.

ARTICLE 5 CONDITIONS FOR DRAWDOWN

          If the Borrower fails to satisfy the following conditions, the Lender has the right to reject the Borrower's drawdown application:


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          (1) submit a written drawdown application and the relevant documents evidencing the purpose of the loan ___ days in advance;

          (2) this loan Contract and the relevant attachments have formally taken effect;

          (3) the security contract stipulated in Article 9 of this Contract is already in effect;

          (4) the Borrower has, pursuant to the Lender's request, opened the relevant accounts for drawdown, interest payment, fees payment and repayment;

          (5) the Borrower has submitted the following written materials to the
Lender:

               1. resolutions and authorization letters of the board of directors or other departments with requisite power, approving the execution and the performance of this Contract;

               2. the list of personnel who are authorized to sign this Contract and the documents relating to this Contract and the signature specimens of the aforesaid personnel;

               3. evidence that the (estimated) budget funding (including self-raised funds) for the loan project has wholly materialized;

               4. approval documents for the project land use, planning, construction design proposals;

               5. project work commencement approval issued by the governmental department in charge;

               6. documents evidencing registration of debts issued by foreign exchange administrative department.

          (6) none of the events of default specified in Article 12 has occurred;

          (7) other drawdown conditions specified by law and agreed upon by the parties have been satisfied.

ARTICLE 6 TIME FOR DRAWDOWN

     Borrower shall follow the time provided in sub-clause (1) below for drawdown:

          (1) Borrower shall drawdown the loan in a lump-sum on January 31, 2005.

          (2) Borrower shall drawdown the entire amount as agreed in this Contract within ____ months from ____ year ____ month ____ day. The Lender has the right not to disburse any portion that is not drawn down after the above-mentioned time. If the Lender agrees to disburse the loan, the Lender has the right to impose a liability fee upon the portion drawn late based on the ratio of ____ per day; for the portion that the Lender refuses to disburse, the Lender has the right to collect a liability fee based on the ratio of ____.

ARTICLE 7 DRAWDOWN FORMALITIES

     Prior to each drawdown, the Borrower shall submit a drawdown application as requested by the Lender and handle other drawdown formalities.


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ARTICLE 8 REPAYMENT

     The Borrower must strictly comply with the following repayment schedule to repay the loan under this Contract:

      Number of
Installment Payments   Repayment Date   Repayment Amount   Repayment Time   Repayment Date   Repayment Amount
--------------------   --------------   ----------------   --------------   --------------   ----------------
          1             July 31, 2005     USD2 Million

     If the Borrower needs to adjust any part of the above repayment schedule, it must submit a written application ____ days in advance before the due date of the corresponding loan. Unless otherwise agreed, any change in the repayment schedule must be mutually confirmed by the parties in writing.

     In the event several loan contracts between the Borrower and the Lender are due, the Lender has the right to determine the order in which the contracts are performed by each of the Borrower's repayments.

     The Borrower may make loan prepayment, but it should notify the Lender ____ days in advance. The Lender is entitled to calculate and receive a compensation fee equal to ___% of the interest that should be payable on the prepaid portion. The prepaid amount shall first be used to repay the loan that matures the last, and repayments are applied to the loans in reverse order of the maturities of such loans. The Borrower may not ask to re-draw and re-use the portions that the Lender has agreed to be prepaid.

ARTICLE 9 SECURITY

     All the debts under this Contract shall be secured by the first manner below:

          (1) Wuxi [illegible handwritings] Investment Guarantee Company Limited shall provide joint liability repayment guarantee and shall separately enter into a "Guarantee Contract," the number of which is 05013.

          (2) ______________ shall provide mortgage security and separately enter into a "Mortgage Contract," the number of which is ___________.

          (3) ______________ shall provide pledge security and separately enter into a "Pledge Contract," the number of which is ___________.

     If the guarantor's financial situation deteriorates or other reason causes the debt repayment ability to drop visibly, or the mortgaged or pledged property decreases in value, is destroyed or damaged, or is destroyed or lost, causing the securing ability to visibly decline or disappear, the Lender has the right to demand the Borrower to replace the guarantor or to provide new property for mortgage or pledge, in order to secure the debt under this Contract.


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ARTICLE 10 INSURANCE

     The Borrower shall insure with insurance companies agreed to by the Lender the facilities, engineering construction, goods transportation in connection with the project or trade under this loan and the risk during the operation period of the project, and the types of the insurance shall comply with the Lender's requirement and the insured amount shall not be less than the loan principal. The Borrower shall assign the rights and benefits under the insurance to the Lender and deliver the original copy of the insurance policy to the Lender within ____ days after this Contract becomes effective. Prior to the full settlement of the loan principal, interest and fees under this Contract, the Borrower may not terminate the insurance for whatever reason. In the event the Borrower terminates the insurance, the Lender has the right to continue the insurance or to insure on its behalf whereupon all the cost shall be borne by the Borrower. The Borrower shall be liable to the Lender for all losses caused by the termination of the insurance.

     The Borrower shall notify the Lender in writing within 3 days after the Borrower has known, or should have known, the occurrence of the insurance incident, and it shall promptly submit its claim to the insurer in accordance with the relevant provisions of the insurance policy; losses caused to the Lender due to the failure of timely notification or timely claim or due to non-performance of the obligations under the insurance policy shall be borne by the Borrower.

     The insurance payout shall first be applied to repay the loan principal and interest and other payable fees; however, the Lender may, by considering the project situation, determine whether or not the insurance payout can continue to be used on the project or trade supported by the loan; if the insurance payout is insufficient to pay the loan principal and interest owed, it shall not constitute the reason to exempt the Borrower from repaying the payable debt.

ARTICLE 11 REPRESENTATIONS AND COVENANTS

     The Borrower represents as follow:

          (1) The Borrower is registered in accordance with the law and legally exists.

          (2) The Borrower has obtained the authorization required to execute this Contract.

          (3) All the documents, information, statements and evidence provided by the Borrower to the Lender are accurate, true, complete and valid.

          (4) The Borrower has not concealed any of the following situations that have occurred or are occurring and that are possible to affect the judgment on its repayment ability:

               1. material events of discipline violation, illegality or being sued for compensation involving the Borrower or its main leaders;

               2.   the event of the Borrower's default under other contracts;

               3. debt or contingent debt undertaken by the Borrower or mortgage or pledge security provided to a third party by the Borrower;

               4.   outstanding litigation and arbitration cases;


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               5.   other situations that may possibly affect the financial
                    condition and debt repayment ability of the Borrower.

     The Borrower covenants as follow:

          (1) As requested by the Lender, to provide the most current financial statements every month; in the first quarter of every year, to provide the audited financial statements for the preceding year; as requested by the Lender, to provide at any time documents and information that include, but are not limited to, reports, statements, etc. on the operational situation and financial situation of the Borrower.

          (2) If the Borrower has entered into, or is going to enter into, a counter-guarantee agreement or similar agreement with the guarantor of this Contract in relation to the guarantee obligation of such guarantor, such agreement will not harm any of the Lender's rights under this Contract.

          (3) To accept credit checks and supervisions by the Lender and to provide sufficient assistance and cooperation.

          (4) If the Borrower reduces the registered capital or carries out material change of property right and adjustment to the mode of operation (including but not limited to entering into equity joint venture or contractual joint venture with foreign enterprises; division, consolidation, merge other entities into itself, being merged into other entities; reorganization, organization or reconstruction into a joint stock company; carrying out changes in operation manner such as leasing, subcontracting, joint operation, commissioning, etc.), the Borrower is required to notify the Lender in advance. If the abovementioned acts will adversely affect the Borrower's repayment ability, the Lender's consent must be obtained.

          (5) The Borrower shall not deal with its own property in a manner that reduces its repayment ability. When the Borrower provides guarantee to a third party or use its own assets to set-up a mortgage or pledge security, it will timely notify the Lender and it promises that the total debt amount that is so secured shall not exceed ____________ times of its own net assets.

          (6) The repayment order for the Lender's debt by the Borrower shall take priority to the loans made to the Borrower by the Borrower's shareholders, and shall not be inferior to the same type of debts of other creditors;

               - Before the Borrower applies for loans in other banks or increases other debts, it should obtain the Lender's written consent. (This provision is an optional provision, and is mainly suitable for use in business unit loans)

               - In real property development project in which this loan is used by the Borrower, the business volume for individual housing consumer loans obtained at the place of the Lender shall make up over ____ of the total volume of the individual housing consumer loans in such a real property development project. (This provision is an optional provision, and is suitable for use in real property project loans)

               - With respect to real property projects developed by the Borrower, the construction work contractor has not advanced capital for the project


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                    construction. If the contractor has made advance capital,
                    the Borrower has provided the Lender with the written document in relation to the contractor waiving its priority in receiving payment for its construction work advance payment. (This provision is an optional provision, and is suitable for use in real property project loans)

          (7) The Borrower covenants to timely notify the Lender when the following events occur:

               1. An event of default under this Contract or any other contracts occurs;

               2. The Borrower undergoes changes in organizational/ownership relationship, changes in senior management personnel, amendment to the company's articles of association of the company and material adjustment to internal organization;

               3. Difficulties appears in the Borrower's operation and its financial situation deteriorates;

               4. The Borrower is involved in a material litigation or arbitration case;

               5. There is occurrence of other situation that affects its repayment ability.

          (8) No later than ____ days before the due date for each principal and interest payment, the Borrower shall deposit sufficient funds to prepare for payment.

          (9) The Borrower shall administer the relevant settlement business under this loan at the Lender or other branch organization of Bank of China, and the volume of its settlement business shall reach the requirement of the Lender.

          (10) When the after-tax net profit of the relevant fiscal year is zero or negative, or the after-tax profit is insufficient to make up for the cumulative losses of the past fiscal years, or the before-tax was not used in repaying the principal, interest and fees that should be settled by the Borrower during such fiscal year or the before-tax profit is insufficient to settle the principal, interest and fees of the next installment, the Borrower may not in any manner distribute dividends and bonuses to the shareholders.

          (11) Timely attend to foreign exchange loan registration, verification and approval of the repayment of the principal and interest and other formalities at the foreign exchange administrative bureau.

ARTICLE 12 EVENTS OF DEFAULT AND HANDLING OF DEFAULTS

     If the Borrower fails to timely make full payment of interest, the Lender has the right to impose compound interest on the amount of outstanding interest in accordance with the interest rate and method of the interest calculation for the loan principal.

     If the loan principal or interest is overdue, the Lender has the right to impose an additional penalty interest on the overdue portion from the date the same is overdue based on a ratio of 20% over the original interest rate. If the original loan adopts floating interest rate, the corresponding overdue loan interest rate as to be additionally imposed shall be based on the new floating rate, while the original floating period and the floating interest calculation method remain unchanged. If the original loan adopts a fixed interest rate, additional imposition shall be made on the basis of the original loan contract interest rate.


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     If the Borrower fails to use the loan for the purpose as stipulated by this
Contract, the Lender has the right to impose an additional penalty fees on the misappropriated portion of the loan based on a ratio of 50% of the original interest rate.

     Under one of the following circumstances, the Lender has the right to stop the Borrower from making drawdown of loan or cancel the loan limit yet to be drawn down, and declare that the entire principal and interest under this Contract becomes immediately due and payable:

          (1) The Borrower defaults in paying principal or interest for over ___ days;

          (2) The Borrower is overdue and misappropriated a loan sum amounting to ___________;

          (3) The representations of the Borrower in Article 11 are untrue or the Borrower breaches the covenants it gives;

          (4) The Borrower commits events of default under other contracts;

          (5) The guarantor, the mortgagor, or the pledgor commits an events of default under the security contract, affecting the Borrower in its performance of the obligations under this Contract;

          (6) The Borrower ceases its business, or events of dissolution, de-registration or bankruptcy occur;

          (7) The financial situations of the Borrower or the guarantor seriously deteriorate;

          (8) The mortgaged or pledged property has decreased in value, been destroyed or damaged, destroyed or lost, or subject to a closing-down order or been frozen, and the Borrower fails to provide new security as demanded by the Lender;

          (9) The progress of the construction of the project is seriously behind schedule, or the construction cost of the project exceeds the budget level that is acknowledged by and acceptable to the Lender;

          (10) The quality of the construction of the project does not meet State or industry standards.

ARTICLE 13 DEDUCTION

     The Borrower agrees that any amount payable under this Contract by the Borrower may be deducted directly by the Lender from the Borrower's accounts established with the various institutions of Bank of China.

ARTICLE 14 TAXATION


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     Taxes and fees in relation with the entering into, performance and dispute resolution of this Contract, including but not limited to stamp duty, interest withholding tax, litigation fee, enforcement fee, attorney agency fee, notarization fee, etc. shall be paid or reimbursed by the Borrower.

ARTICLE 15 SET-OFF, ASSIGNMENT AND RIGHT RESERVATION

     The Borrower shall fully pay for the payable amount under this Contract and shall not claim set-off, unless the Lender consents.

     Without the written consent of the Lender, the Borrower shall not assign its obligations under this Contract to a third party.

     Any forbearance, time extension, concession or delay in exercising any rights under this Contract shall not in any way affect, damage or limit any rights and benefits that the Lender enjoys in accordance with this Contract and the laws and regulations and it shall not be deemed as a waiver of rights and interests of this Contract by the Lender and it shall not exempt the Borrower from any obligations that the Borrower should bear under this Contract.

ARTICLE 16 MODIFICATION AND RESCISSION

     This Contract can be amended, supplemented or rescinded through written consent of the parties. Any amendment and supplement to this Contract forms an integral part of this Contract.

     The invalidity of any provisions of this Contract shall not affect the validity of other provisions.

ARTICLE 17 APPLICABLE LAW, DISPUTE RESOLUTION AND JURISDICTION

     The law of the People's Republic of China is applicable to this Contract.

     All disputes or issues arising from the performance of this Contract or in connection with this Contract shall be resolved through consultation by the parties. If consultation fails, the parties agree to adopt the method provided in (1) below for resolution:

          (1) directly bring a law suit in accordance with the law to the People's court where the Lender is situated.

          (2) Submit it to the __________________ arbitration commission for arbitration.

ARTICLE 18 APPENDIX

     The following appendixes and other appendixes mutually confirmed by the parties form an integral part of this Contract, and have equal validity as this Contract.

     (1)  __________________;

     (2)  __________________;

     (3)  __________________;

     (4)  __________________.


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ARTICLE 19 TAKING EFFECT OF THE CONTRACT

     This Contract shall take effect after it is signed and affixed with seals by the legal representative or authorized signatory of both the Borrower and the Lender.

     This Contract is made out in two originals. The Borrower and the Lender each holds one original, which is equally valid.

ARTICLE 20 SPECIAL NOTES

     The Borrower has fully consulted with the Lender on all the terms and conditions of this Contract.

     The Lender has asked the Borrower to pay special attention to all the terms and conditions relating to the rights and obligations of both parties and to fully and accurately understand them. The Lender has provided the corresponding explanation to the aforementioned terms and conditions as requested by the Borrower.

     The understandings of the terms and conditions of the Contract by the signing parties completely match.

Borrower: (company seal)                Lender: (company seal)

Legal Representative                    Legal Representative
(or authorized signatory)               (or authorized signatory)


/s/ [company chop]                      /s/ [company chop]
-------------------------------------   ----------------------------------------
January 31, 2005                        January 31, 2005


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